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                                                                   EXHIBIT 5(g)




                        INSITUFORM SECURITIES LITIGATION
                          MEMORANDUM OF UNDERSTANDING


         This Memorandum of Understanding ("MOU") contains the principal terms of a settlement (the "Settlement") between Insituform Technologies, Inc. (the "Company"), William C. Willis, Jr. and William A. Martin, on the one hand, and plaintiffs in the Insituform Securities Litigation, Weinberg v. Insituform Technologies, Inc.; William C. Willis, Jr. and William A. Martin, No. 93-2742 G/Bro (W.D. Tenn.)(the "Action"), on the other. Defendants and plaintiffs (collectively, the "Parties") will cooperate expeditiously and in good faith to prepare a stipulation of settlement ("Stipulation of Settlement") embodying this MOU.

         1. The MOU is binding upon the Parties, subject to judicial approval under Rule 23 of the Federal Rules of Civil Procedure. If the Settlement fails to receive final judicial approval pursuant to Rule 23, this MOU shall not bind the parties and all moneys paid pursuant to this MOU shall be returned to defendants. The only contingencies that would permit either party not to proceed with the Settlement are specified herein.

         2. Plaintiffs will provide defendants with a customary release of the claims arising under the Action ("Settled Claims").

         3. In settlement of Settled Claims, defendants shall, within 10 days after the execution of this MOU, pay or cause to be paid $3.2 million (the "Cash") into an account controlled jointly, subject to court oversight, by plaintiffs' and defendants' counsel. With the exception of the possibility of a reverter pursuant to paragraph 13 herein, upon entry of a final judgment defendants shall no longer have control over the fund.




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         4.      Also in Settlement of Settled Claims, defendants shall, within
5 days after entry of a final order approving Settlement, cause 30,000 freely tradeable shares of the Company's common stock outstanding (the "Shares") to be transferred to a brokerage account controlled, subject to court oversight, by plaintiff's counsel. Subject to the possibility of a reverter pursuant to paragraph 13 herein, plaintiffs shall thereafter be free to sell or distribute the Shares. The Shares or proceeds from the Shares may be sold or distributed to members of the plaintiff class or used as fees as awarded by the Court. Plaintiffs will provide to the Court and defendants an accounting regarding the distribution of the Cash, Shares and/or any proceeds from the sale of the Shares.

         5. The amount of $20,000, to be drawn from the Settlement Consideration, shall be available to plaintiffs' counsel to pay for notice to members of the plaintiff class and for claims administration costs. Any amounts remaining after the payment of notice and claims administration costs shall be returned to the Settlement Consideration.

         6. Defendants shall take no position with respect to plaintiffs' counsel's application to the court for an incentive award to the named plaintiff of up to $10,000, to be drawn from the Settlement Consideration.

         7. Defendants shall take no position with respect to plaintiff's counsel's application to the court for an award of attorney's fees in an amount not to exceed 30% (thirty percent) of the Settlement Consideration. Such percentage shall not include reimbursement for disbursements. All fees and disbursements
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approved by the court shall be paid out of the Settlement Consideration.

         8. The Settlement contemplated herein is subject to (i) the drafting and executing of an appropriate Stipulation of Settlement and such other documentation as may be required; (ii) final court approval of the Settlement; and (iii) dismissal of the action with prejudice and without costs to any party (except as otherwise provided herein).

         9. The Settlement shall not be conditioned upon the obtaining of, or any judicial approval of, any releases between or among the settling defendants and/or any third parties. no such releases will be contained in the Stipulation of Settlement or referred to in any final judgment approving the Settlement.

         11. Each party shall bear its own costs, attorneys' fees and expenses, except as otherwise provided herein. Each party waives and disclaims all rights which it may have to assert any claim for costs, attorneys' fees, expenses, or sanctions against any other party or parties.

         12. Defendants will have the option to withdraw from the Settlement in the event that: a) the aggregate number of Class Members who timely and validly request exclusion from the Settlement Class equals or exceeds 10% of the total number of Class Members; or b) the aggregate number of shares of the Company's common stock purchased during the Settlement Class Period by Class Members who would otherwise be entitled to participate as members of the Settlement Class, but who timely and validly request exclusion, equals or exceeds 10% of the total number of shares traded during the Class Period. In the event of a withdrawal by
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defendants, the Stipulation of Settlement shall have no further force or effect and all moneys deposited by defendants shall be returned, except that moneys already disbursed or incurred for notice and claims administration costs shall not be returned.

         13. In the event that the aggregate of claims by class members is less than the total amount of Cash and Shares, any amount of Cash or Shares remaining after the payment to the claimants, including the named plaintiff, and after the deduction of the costs and attorneys' fees and disbursements as awarded by the court, will revert to defendants.

New York, New York
Dated: May 23, 1995



s/Jeffrey H. Squire, Esq.                          s/Robert J. Sisk, Esq.
- -------------------------------                    -----------------------------
Jeffrey H. Squire, Esq.                            Robert J. Sisk, Esq.
Kaufman Malchman Kirby & Squire                    George A. Tsougarakis, Esq.
Attorneys for Plaintiff                            Hughes Hubbard & Reed
                                                   Attorneys for Defendant